Exhibit 99.1
Top Scripps executive to run newspaper division

For immediate release	(NYSE: SSP)
June 14, 2011
CINCINNATI — Timothy E. Stautberg, a former newspaper executive who most recently served as The E.W. Scripps Company’s senior vice president, chief financial officer and treasurer, has been named the senior vice president of the company’s newspaper division, effective immediately.
Stautberg, 48, will lead a portfolio of newspapers and affiliated digital products in 13 markets from coast to coast. Among the largest local newspaper brands owned by Scripps are the Memphis Commercial Appeal, Naples (Fla.) Daily News, Ventura County (Calif.) Star, Corpus Christi (Texas) Caller Times and the Knoxville (Tenn.) News Sentinel.
“Tim Stautberg was the very best choice as we reviewed executive talent that could guide our newspaper markets to a successful future,” said Rich Boehne, Scripps president and chief executive officer. “He understands that, despite changing business conditions, there is an economic benefit to be gained from great journalism that builds stronger communities. He’ll keep our employees’ focus where it belongs — on the news consumers who rely on our local brands for meaningful local content and analysis, and the advertisers who count on Scripps to deliver efficient and effective marketplaces through high-quality print and digital products and services.”
In his role as CFO, Stautberg initiated plans that led to a restructuring of the newspaper division, reorganizing functionally with division executives leading content, sales, finance, operations, information technology and human resources across all geographies. The reorganization will enable leadership of each newspaper to focus energy and resources on content and sales as top local priorities.
“At a time when local audiences and advertising dollars are migrating to new media platforms, we need to adjust our product offerings in ways that continue to bring value to our local customers, broadly defined,” said Stautberg. “And yet it would be folly to ignore the inherent value of the products we print and distribute in our local markets, products which also inform, engage and empower our readers and offer advertisers unparalleled reach. As our business model continues to evolve, remaining focused on the needs of our customers will serve us well.”
Stautberg will continue to perform the duties of the chief financial officer until a successor is named at the conclusion of a nationwide search.

Since 2008, Stautberg has had oversight responsibility for the company’s accounting, treasury, tax, risk management, and information technology functions. He also oversaw strategic planning and corporate development for the company, and in 2009 added the responsibilities of treasurer. In 2010, he was named “CFO of the Year” by the Cincinnati Business Courier. Stautberg previously served nine years as Scripps’ vice president of communications and investor relations.
Stautberg joined Scripps in 1990 as part of the company’s executive development program. In 1992, he was assigned to work at the Rocky Mountain News in Denver. While in Denver he managed the newspaper’s alternate delivery subsidiary and was responsible for newsprint and circulation accounting. As assistant to the publisher at the Rocky Mountain News from 1995 to 1997, he was responsible for strategic planning and special projects. In 1996 he also assumed responsibility for the Rocky’s newly formed new media department and early development of its Web site.
In 1997, Stautberg was named vice president and general manager of the Record Searchlight, the Scripps newspaper in Redding, Calif. As general manager he led the newspaper’s business operations and was responsible for sales, marketing, production, distribution, finance and administration.
Stautberg has a bachelor’s degree in economics from Kenyon College and a master’s degree in business administration, with a specialization in finance, from The University of Chicago. Prior to joining Scripps, Stautberg worked for five years as a commercial banking officer for Harris Trust and Savings Bank in Chicago.
Stautberg currently serves on several boards in Greater Cincinnati including the May Festival Association board of trustees, past president; Beech Acres Parenting Center board of trustees, treasurer; and the Economics Center for Education and Research at the University of Cincinnati board of trustees.
He replaces Mark Contreras, who led the newspaper division for six years prior to his departure on May 25, 2011.
About Scripps
The E.W. Scripps Company is a diverse media enterprise with interests in television stations, newspapers, local news and information Web sites, and comic/feature syndication. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com